Exhibit 10.1
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of this 8th day of April, 2016, by and between Caesars Enterprise Services, LLC (“CES”) and Tariq M. Shaukat (“Executive”) (collectively, the “Parties”).
WHEREAS, Caesars Entertainment Operating Company, Inc. (“CEOC”) and Executive are parties to that certain Employment Agreement, dated as of April 2, 2012, which Employment Agreement has been assigned by CEOC to CES (the “Existing Agreement”);
WHEREAS, Executive is contemplating relocation outside of Las Vegas, Nevada for personal family reasons, and Executive and CES are collaborating to ensure a seamless transition in connection with any such resignation; and
WHEREAS, each of CES and Executive desire to amend the Existing Agreement on the terms and subject to the conditions set forth in this Amendment.
NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Existing Agreement.
2.    Commitment to Continue. Executive agrees that he shall not voluntarily terminate his employment with CES with an effective date of termination on or prior to May 31, 2016.
3.    Qualifying Termination: For purposes of this Amendment, a “Qualifying Termination” shall be the Executive’s resignation and termination of employment with CES with an effective date of termination on or after May 31, 2016 after having provided the notice contemplated by the Existing Agreement; provided, however, that Executive’s resignation and termination of employment with CES with an effective date of termination after December 31, 2016 shall not be a “Qualifying Termination”.
4.    Certain Benefits Upon Qualifying Termination. Subject to Executive’s execution and non-revocation of a customary release and compliance with the provisions of the Existing Agreement, including without limitation compliance with Section 11 of the Existing Agreement for a period of 18 months commencing on the date Executive’s employment with CES terminates (i.e., the “Non-Compete Period”) and compliance with Section 12 of the Existing Agreement, CES agrees that, upon a Qualifying Termination:

(a)
Executive shall be entitled to the amounts contemplated by Section 8.1(b)(ii) of the Existing Agreement as if Executive had resigned his position for Good Reason (as defined in the Existing Agreement); however, Executive shall not be entitled the amounts contemplated by Section 8.1(b)(ii)(A) and Section 8.1(b)(ii)(B) of the Existing Agreement;

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(b)
Executive shall also be entitled to a pro rata bonus calculated through the date of termination, corresponding to the year in which the termination of employment occurs. Such bonus is to be paid at the same time and in the same manner in which CES pays annual bonuses to its similarly situated active officers (but not later than March 15 of the calendar year following Executive’s termination of employment). The bonus shall be determined and adjusted based on the bonus pool determined by the CES Board of Directors, and shall be paid subject to the same criteria, and at the target bonus percentage applicable to similarly situated active officers of CES;

(c)
each option to purchase Caesars Entertainment Corporation (“Caesars”) common stock issued to Executive by Caesars and which is outstanding and unexercised (“Caesars Options”) shall, to the extent unvested, be vested and thereafter be exercisable in accordance with its respective terms. Expiration for all Caesars Options shall be as defined for Good Reason in the respective Caesars Options plans, including in Section 4(a) of the 2012 Performance Incentive Plan Nonqualified Option Award Agreement issued to Executive, and Section 6.4 of the Caesars Entertainment Corporation 2012 Performance Incentive Plan; and

(d)
each restricted stock unit in respect of Caesars Entertainment Corporation or Caesars Acquisition Company common stock issued to Executive by Caesars and which is outstanding and unvested shall be vested. For the avoidance of doubt, settlement in respect of these restricted stock units shall occur in accordance with the terms of the respective plans under which they were issued (which, in the case of Caesars Acquisition Company, is scheduled to occur in October 2016) and Executive acknowledges and agrees that Caesars Entertainment Corporation and Caesars Acquisition Company shall be entitled to withhold shares to the extent necessary to satisfy tax withholding obligations.

For the avoidance of doubt, for the purposes of the Existing Agreement, Stock Award Agreements, Restricted Stock Agreements, and Caesars Options Agreements, a Qualifying Termination shall be considered a resignation for Good Reason, except as explicitly specified in Section 4(a) above. Further, for the avoidance of doubt, Executive reserves and maintains the right to resign for Good Reason as defined in the Existing Agreement, with no modifications to the benefits provided in Section 8.1(b)(ii) of the Existing Agreement, but without entitlement to the additional benefits provided in Section 4 of the present Amendment unless otherwise provided in the Existing Agreement.
In the event Executive fails to execute or revokes a release as provided above or to comply with Section 11 of the Existing Agreement for the Non-Compete Period, CES shall have no further obligations to Executive under this Amendment or the Existing Agreement and any Caesars Options shall terminate immediately.

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5.    Section 409A Compliance. This Amendment is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (including the exceptions thereto), to the extent applicable, and the provisions of this Amendment will be administered, interpreted and construed accordingly. If any provision contained in the Amendment conflicts with the requirements of Section 409A of the Code, the Amendment shall be deemed to be reformed so as to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, to the extent permitted under Section 409A of the Code, each payment described under Section 4 of this Amendment, or Section 8 or Exhibit A of the Existing Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code.
6.    Withholding. For the avoidance of doubt, Section 26 of the Existing Agreement applies to any payment or benefit provided to Executive pursuant to this Amendment.
7.    No Other Amendments. Except as expressly set forth herein, the Existing Agreement shall remain in full force and effect and shall not be amended or modified.
8.    Governing Law. This Amendment, and any disputes which arise in connection with this Amendment, shall be governed by Sections 21 and 22 of the Existing Agreement as if such provisions were set forth herein.
9.    Counterparts. This Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.
CAESARS ENTERPRISE SERVICES, LLC

By: /s/ Mark Frissora
Name: Mark Frissora
Title: President and Chief Executive Officer

/s/ Tariq M. Shaukat
Tariq M. Shaukat

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